Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations for the year ended January 3, 2015, and for the two quarters ended July 4, 2015 and July 5, 2014, combine the historical consolidated statements of operations of SunOpta Inc. (“SunOpta”) and Sunrise Holdings (Delaware), Inc. (“Sunrise”), giving effect to the acquisition of Sunrise as if it had occurred on December 29, 2013. The unaudited pro forma condensed combined balance sheet as of July 4, 2015 combines the historical consolidated balance sheets of SunOpta and Sunrise, giving effect to the acquisition as if it had occurred on July 4, 2015. The unaudited pro forma condensed combined statement of operations for the twelve months ended July 4, 2015 has been derived from the unaudited pro forma condensed combined statements of operations for the year ended January 3, 2015 and for the two quarters ended July 4, 2015 and July 5, 2014. The statement of operations data and related notes data for the twelve months ended July 4, 2015 have been calculated by subtracting the data for the two quarters ended July 5, 2014 from the data for the year ended January 3, 2015 and adding the data for the two quarters ended July 4, 2015. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Sunrise and the financing of such acquisition; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. In particular, the unaudited pro forma condensed combined financial statements reflect the following adjustments:

•	the consummation of an offering by SunOpta Foods Inc. of senior secured second lien notes due 2022 (the “Notes”) for total gross proceeds of $330.0 million (the “Notes Offering”);

•	the consummation of the offering of 16,670,000 common shares (assuming no exercise of the underwriters’ option to purchase additional common shares) by SunOpta at a public offering price per common share of $6.00 for total gross proceeds of $100.0 million (the “Common Stock Offering”);

•	borrowings of approximately $65.5 million under SunOpta’s existing North American credit facilities;

•	the consummation of SunOpta’s acquisition of all of the issued and outstanding common shares of Sunrise (the “Sunrise Acquisition”); and

•	payment of acquisition-related and financing-related transaction costs in connection with the foregoing.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the:

•	audited consolidated financial statements of SunOpta as of and for the year ended January 3, 2015 and the related notes included herein and in SunOpta’s Annual Report on Form 10-K for the year ended January 3, 2015;

•	audited consolidated financial statements of Sunrise as of and for the year ended December 31, 2014 and the related notes included herein and in SunOpta’s Current Report on Form 8-K filed on September 15, 2015;

•	unaudited interim consolidated financial statements of SunOpta as of and for the two quarters ended July 4, 2015 and July 5, 2014, and the related notes included herein and in SunOpta’s Quarterly Report on Form 10-Q for the quarter ended July 4, 2015; and

•	unaudited interim consolidated financial statements of Sunrise as of and for the two quarters ended June 30, 2015 and June 30, 2014, and the related notes included herein and in SunOpta’s Current Report on Form 8-K filed on September 15, 2015.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Sunrise Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information is based upon certain assumptions with respect to SunOpta’s financing of the Sunrise Acquisition. Whether the assumed financing sources are available, and, if available, the terms of SunOpta’s future financings, will be subject to market conditions. The actual sources of financing and the terms on which it is obtained may not be as favorable as those reflected in the unaudited pro forma condensed combined financial information. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s financial position and future results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“U.S. GAAP”). The acquisition accounting is dependent upon certain valuations and other studies or events that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Sunrise Acquisition; costs necessary to achieve these cost savings, operating synergies and revenue enhancements; or costs to integrate the operations of Sunrise.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JULY 4, 2015

(Expressed in thousands of U.S. dollars)

	SunOpta	Sunrise	Re- classification Adjustments (note 6)		Pro Forma Adjustments (note 7)		Pro Forma Combined
Revenues	$1,203,320	$275,058	$—		$(2,222)	(a)	$1,476,156

Cost of goods sold	1,072,464	233,614	—		(1,672)	(a)(b)	1,304,406

Gross profit	130,856	41,444	—		(550)		171,750

Selling, general and administrative expenses	92,859	—	17,587	(a)(b)	—		110,446
Selling expenses	—	3,657	(3,657)	(a)	—		—
General and administrative expenses	—	19,975	(19,975)	(b)(c)	—		—
Intangible asset amortization	4,369	—	6,045	(c)	1,555	(c)	11,969
Other expense, net	5,630	—	841	(d)(e)	(300)	(d)	6,171
Transaction and transition costs	—	469	(469)	(d)	—		—
Goodwill impairment	10,975	—	—		—		10,975
Foreign exchange gain	(2,001)	—	—		—		(2,001)

Earnings from continuing operations before the following	19,024	17,343	(372)		(1,805)		34,190

Interest expense, net	8,522	9,548	—		19,436	(e)	37,506
Other expense	—	372	(372)	(e)	—		—
Impairment loss on investment	8,441	—	—		—		8,441

Earnings (loss) from continuing operations before income taxes	2,061	7,423	—		(21,241)		(11,757)

Provision for (recovery of) income taxes	5,260	2,360	—		(8,390)	(f)	(770)

Earnings (loss) from continuing operations	(3,199)	5,063	—		(12,851)		(10,987)

Earnings (loss) attributable to non-controlling interests	(6,679)	190	—		—		(6,489)

Earnings (loss) from continuing operations attributable to controlling interests (note 8)	$3,480	$4,873	$—		$(12,851)		$(4,498)

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 3, 2015

(Expressed in thousands of U.S. dollars)

	SunOpta	Sunrise	Re- classification Adjustments (note 6)		Pro Forma Adjustments (note 7)		Pro Forma Combined
Revenues	$1,242,600	$256,830	$—		$(2,807)	(a)	$1,496,623

Cost of goods sold	1,099,306	213,180	—		(2,257)	(a)(b)	1,310,229

Gross profit	143,294	43,650	—		(550)		186,394

Selling, general and administrative expenses	94,609	—	18,508	(a)(b)	—		113,117
Selling expenses	—	3,669	(3,669)	(a)	—		—
General and administrative expenses	—	21,013	(21,013)	(b)(c)	—		—
Intangible asset amortization	4,254	—	6,174	(c)	1,426	(c)	11,854
Other expense (income), net	2,494	—	(3,691)	(d)(e)	—		(1,197)
Transaction costs	—	912	(912)	(d)	—		—
Goodwill impairment	10,975	—	—		—		10,975
Foreign exchange gain	(777)	—	—		—		(777)

Earnings from continuing operations before the following	31,739	18,056	4,603		(1,976)		52,422

Interest expense, net	7,764	8,395	—		20,487	(e)	36,646
Other income	—	(4,603)	4,603	(e)	—		—
Impairment loss on investment	8,441	—	—		—		8,441

Earnings from continuing operations before income taxes	15,534	14,264	—		(22,463)		7,335

Provision for income taxes	8,903	4,652	—		(8,873)	(f)	4,682

Earnings from continuing operations	6,631	9,612	—		(13,590)		2,653

Loss attributable to non-controlling interests	(4,716)	(48)	—		—		(4,764)

Earnings from continuing operations attributable to controlling interests (note 8)	$11,347	$9,660	$—		$(13,590)		$7,417

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWO QUARTERS ENDED JULY 4, 2015

(Expressed in thousands of U.S. dollars)

	SunOpta	Sunrise	Re- classification Adjustments (note 6)		Pro Forma Adjustments (note 7)		Pro Forma Combined
Revenues	$610,674	$145,343	$—		$(1,121)	(a)	$754,896

Cost of goods sold	544,072	125,419	—		(846)	(a)(b)	668,645

Gross profit	66,602	19,924	—		(275)		86,251

Selling, general and administrative expenses	46,126	—	9,090	(a)(b)	—		55,216
Selling expenses	—	1,850	(1,850)	(a)	—		—
General and administrative expenses	—	10,198	(10,198)	(b)(c)	—		—
Intangible asset amortization	2,326	—	2,958	(c)	842	(c)	6,126
Other expense, net	2,132	—	588	(d)(e)	(300)	(d)	2,420
Transaction and transition costs	—	215	(215)	(d)	—		—
Foreign exchange loss (gain)	(1,001)	—	—		—		(1,001)

Earnings from continuing operations before the following	17,019	7,661	(373)		(817)		23,490

Interest expense, net	4,916	5,068	—		9,636	(e)	19,620
Other expense	—	373	(373)	(e)	—		—

Earnings from continuing operations before income taxes	12,103	2,220	—		(10,453)		3,870

Provision for income taxes	6,380	786	—		(4,129)	(f)	3,037

Earnings from continuing operations	5,723	1,434	—		(6,324)		833

Earnings (loss) attributable to non-controlling interests	(1,694)	238	—		—		(1,456)

Earnings from continuing operations attributable to controlling interests (note 8)	$7,417	$1,196	$—		$(6,324)		$2,289

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWO QUARTERS ENDED JULY 5, 2014

(Expressed in thousands of U.S. dollars)

	SunOpta	Sunrise	Re- classification Adjustments (note 6)		Pro Forma Adjustments (note 7)		Pro Forma Combined
Revenues	$649,954	$127,115	$—		$(1,706)	(a)	$775,363

Cost of goods sold	570,914	104,985	—		(1,431)	(a)(b)	674,468

Gross profit	79,040	22,130	—		(275)		100,895

Selling, general and administrative expenses	47,876	—	10,011	(a)(b)	—		57,887
Selling expenses	—	1,862	(1,862)	(a)	—		—
General and administrative expenses	—	11,236	(11,236)	(b)(c)	—		—
Intangible asset amortization	2,211	—	3,087	(c)	713	(c)	6,011
Other income, net	(1,004)	—	(3,944)	(d)(e)	—		(4,948)
Transaction costs	—	658	(658)	(d)	—		—
Foreign exchange loss	223	—	—		—		223

Earnings from continuing operations before the following	29,734	8,374	4,602		(988)		41,722

Interest expense, net	4,158	3,915	—		10,687	(e)	18,760
Other income	—	(4,602)	4,602	(e)	—		—

Earnings from continuing operations before income taxes	25,576	9,061	—		(11,675)		22,962

Provision for income taxes	10,023	3,078	—		(4,612)	(f)	8,489

Earnings from continuing operations	15,553	5,983	—		(7,063)		14,473

Earnings attributable to non-controlling interests	269	—	—		—		269

Earnings from continuing operations attributable to controlling interests (note 8)	$15,284	$5,983	$—		$(7,063)		$14,204

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 4, 2015

(Expressed in thousands of U.S. dollars)

	SunOpta	Sunrise	Re- classification Adjustments (note 6)		Pro Forma Adjustments (note 7)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$4,386	$289	$—		$—	(x)	$4,675
Accounts receivable	133,696	30,369	624	(f)	(424)	(g)	164,265
Grower loans	—	624	(624)	(f)	—		—
Inventories	286,331	126,868	—		16,000	(h)	429,199
Prepaid expenses and other current assets	19,750	1,918	1,070	(g)	(1,070)	(i)	21,668
Loan origination costs	—	1,070	(1,070)	(g)	—		—
Current income taxes recoverable	5,134	—	—		—		5,134
Deferred income taxes	5,950	2,868	—		14,000	(j)	22,818

	455,247	164,006	—		28,506		647,759

Property, plant and equipment	141,360	42,872	—		5,500	(k)	189,732
Goodwill	45,646	50,907	—		153,078	(l)	249,631
Intangible assets	50,927	43,029	—		121,971	(m)	215,927
Deferred income taxes	1,791	—	—		—		1,791
Other assets	4,952	100	2,679	(g)	5,821	(n)	13,552
Loan origination costs	—	2,679	(2,679)	(g)	—		—

	$699,923	$303,593	$—		$314,876		$1,318,392

LIABILITIES
Current liabilities
Bank indebtedness	$123,039	$—	$31,333	(h)	$34,134	(o)	$188,506
Accounts payable and accrued liabilities	133,038	—	56,766	(i)	(424)	(g)(p)	189,380
Accounts payable	—	47,080	(47,080)	(i)	—		—
Accrued compensation and benefits	—	3,178	(3,178)	(i)	—		—
Accrued expenses	—	6,508	(6,508)	(i)	—		—
Customer and other deposits	4,001	—	—		—		4,001
Income taxes payable	2,708	—	—		—		2,708
Other current liabilities	2,229	—	—		—		2,229
Current portion of long-term debt	31,573	1,634	475	(j)	(1,334)	(q)	32,348
Current portion of capital lease obligations	—	475	(475)	(j)	—		—
Current portion of long-term liabilities	4,519	—	—		—		4,519

	301,107	58,875	31,333		32,376		423,691

Line of credit	—	31,333	(31,333)	(h)	—		—
Long-term debt	3,275	131,770	4,665	(j)	198,230	(r)	337,940
Capital lease obligations	—	4,665	(4,665)	(j)	—		—
Long-term liabilities	18,000	—	—		—		18,000
Deferred income taxes	13,822	25,214	—		50,000	(s)	89,036

	336,204	251,857	—		280,606		868,667

EQUITY
Shareholders’ equity
Common shares	201,189	8	—		95,212	(t)	296,409
Additional paid-in capital	20,108	44,208	—		(44,208)	(u)	20,108
Retained earnings	136,592	6,010	—		(17,410)	(v)	125,192
Accumulated other comprehensive loss	(4,971)	(676)	—		676	(w)	(4,971)

	352,918	49,550	—		34,270		436,738
Non-controlling interests	10,801	2,186	—		—		12,987

Total equity	363,719	51,736	—		34,270		449,725

	$699,923	$303,593	$—		$314,876		$1,318,392

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The reclassification adjustments are explained in note 6. Reclassification Adjustments, and the pro forma adjustments are explained in note 7. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

1.	Description of Transaction

On July 30, 2015, SunOpta entered into a Purchase and Sale Agreement (the “PSA”) to acquire all of the issued and outstanding common shares of Sunrise. Sunrise, through its subsidiaries, including Sunrise Growers, Inc., is engaged in the business of processing, marketing, distributing and selling conventional and organic frozen fruit. The transaction includes a cash purchase price of $287.2 million, subject to certain adjustments; the repayment of all outstanding obligations under Sunrise’s Credit Agreement dated March 19, 2013 (the “Senior Credit Facility”); and the assumption of certain indebtedness of Sunrise. Closing of the Sunrise Acquisition is expected to occur concurrently with the closing of the Notes Offering, and is subject to various closing conditions. The PSA provides SunOpta and Sunrise with customary termination rights.

SunOpta intends to finance the Sunrise Acquisition through a combination of new debt and equity financing in an aggregate amount of up to $430.0 million and borrowings under SunOpta’s existing North American credit facilities. The debt and equity financings are expected to occur on or prior to the closing of the Sunrise Acquisition. For purposes of these unaudited pro forma condensed combined financial statements, SunOpta has assumed aggregate gross proceeds of $330.0 million from the Notes Offering and $100.0 million from the Common Stock Offering, as well as approximately $65.5 million of borrowings under its North American credit facilities.

On July 30, 2015, SunOpta and its subsidiary SunOpta Foods Inc. entered into a commitment letter with certain financial institutions providing for committed bridge financing of up to $430.0 million (the “Commitment”) in support of the Sunrise Acquisition, consisting of up to $290.0 million (or up to $330.0 million if SunOpta consummates the Common Stock Offering for gross proceeds of $100.0 million) of second lien secured credit facilities of SunOpta Foods Inc. (the “Opco Bridge”) and up to $140.0 million of unsecured senior subordinated credit facilities of SunOpta Inc. (the “Holdco Bridge” and collectively with the Opco Bridge, the “Bridge Facilities”). The Commitment is subject to various conditions, including the consummation of the Sunrise Acquisition and other customary closing conditions. SunOpta anticipates that the Common Stock Offering will be consummated in lieu of any borrowings under the Holdco Bridge. To the extent that the Notes Offering yields gross proceeds of less than $330.0 million, SunOpta Foods Inc. expects to borrow the difference under the Opco Bridge.

Concurrent with the consummation of the Sunrise Acquisition, SunOpta will repay the aggregate amount of all outstanding obligations under Sunrise’s Senior Credit Facility. As of July 4, 2015, outstanding obligations under the Senior Credit Facility comprised $31.3 million borrowed under a revolving line of credit facility and $133.1 million borrowed under a term loan facility.

Immediately prior to the Sunrise Acquisition, each outstanding Sunrise employee stock option, unexpired and unexercised, will be cancelled and converted into the right to receive a cash payment equal to a per share amount, derived based on the purchase consideration transferred to effect the Sunrise Acquisition, over the exercise price per share.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, and was based on the historical financial statements of SunOpta and Sunrise. The acquisition method of accounting is based on the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, “Business Combinations,” and uses the fair value concepts defined in ASC 820, “Fair Value Measurements.”

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

Under the acquisition method of accounting, the assets acquired and liabilities assumed of Sunrise will be recorded as of the completion of the Sunrise Acquisition, primarily at their respective fair values and added to those of SunOpta. The results of operations of Sunrise will be included in the financial statements of the combined company commencing as of the date of the completion of the Sunrise Acquisition.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by SunOpta are estimated to be approximately $8.5 million, of which $0.3 million had been incurred in the two quarters ended July 4, 2015. The remaining estimated transaction costs are not reflected in the unaudited pro forma condensed combined statements of operations as they do not have a continuing impact on the combined operating results. Instead such costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and cash equivalents and a decrease to retained earnings. The unaudited pro forma condensed combined financial statements do not reflect the cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Sunrise Acquisition or the acquisition-related integration or restructuring charges expected to be incurred to achieve those synergies or enhancements.

3.	Accounting Policies

Upon consummation of the Sunrise Acquisition, SunOpta will review Sunrise’s accounting policies in detail. As a result of that review, SunOpta may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, SunOpta is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements, other than the presentation differences described in note 6. The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in the unaudited interim consolidated financial statements of SunOpta for the two quarters ended July 4, 2015 and the audited consolidated financial statements of SunOpta for the year ended January 3, 2015.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the purchase consideration expected to be transferred to effect the Sunrise Acquisition:

Cash purchase price before adjustments	$287,150
Adjusted for the following items pursuant to the PSA:
Estimated amount to be paid to holders of Sunrise stock options(1)	(23,500)
Estimated acquisition-related transaction costs to be incurred by Sunrise(2)	(22,000)
50% of estimated representations and warranties insurance policy premium(3)	(800)
Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs(4)	15,000

Adjusted cash purchase price	255,850
Estimated repayment of Sunrise’s Senior Credit Facility(5)	164,437
Estimated settlement of Sunrise’s vested stock options(6)	23,500

Total estimated purchase consideration	$443,787

(1)	Pursuant to the PSA, SunOpta is entitled to deduct from the cash purchase price the aggregate amount to be paid by SunOpta to the holders of Sunrise stock options at the closing of the Sunrise Acquisition. All outstanding stock options will vest upon the consummation of the Sunrise Acquisition, pursuant to the terms of Sunrise’s existing stock option agreements, and will be cancelled in exchange for a cash payment equal to a per share amount, derived based on the purchase consideration, over the exercise price per share. The aggregate amount expected to be paid by SunOpta to settle all the outstanding options is estimated to be approximately $23.5 million based on the estimated purchase consideration. The cash payment to settle the stock options may change based on the actual consideration transferred upon consummation of the Sunrise Acquisition.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(2)	Pursuant to the PSA, SunOpta is entitled to deduct from the cash purchase price the aggregate amount to be paid by SunOpta for acquisition-related transaction costs incurred by Sunrise in connection with the Sunrise Acquisition. The aggregate amount of these costs is estimated to be approximately $22.0 million. For purposes of these unaudited pro forma condensed combined financial statements, this amount has been recorded as an assumed liability by SunOpta as part of the acquisition accounting.
(3)	Pursuant to the PSA, SunOpta is entitled to deduct from the cash purchase price 50% of the representations and warranties insurance policy premium to be paid by SunOpta, which is estimated to be approximately $1.6 million. For purposes of these unaudited pro forma condensed combined financial statements, the amount of the insurance premium has been included in acquisition-related transaction costs expected to be incurred by SunOpta. The representations and warranties insurance policy generally covers losses in excess of $6.8 million (up to a specified limit) to which SunOpta is contractually entitled in respect of a breach of the PSA during a policy period from July 30, 2015 until the date that is three years from the closing date of the Sunrise Acquisition.
(4)	Pursuant to the PSA, SunOpta is obligated to pay an amount equal to the estimated tax benefits expected to be realized by Sunrise on the deduction for tax purposes of certain stock option and acquisition-related transaction costs.
(5)	The estimated repayment of Sunrise’s Senior Credit Facility has been reflected as part of the purchase consideration as the debt is expected to be repaid concurrently with the consummation of the Sunrise Acquisition and, accordingly, will not be assumed by SunOpta as part of the Sunrise Acquisition.
(6)	As all Sunrise stock options will vest upon consummation of the Sunrise Acquisition pursuant to the terms of Sunrise’s existing stock option agreements, the cash consideration expected to be paid to the option holders of approximately $23.5 million has been attributed to services prior to the Sunrise Acquisition and included as a component of the estimated purchase price in accordance with ASC 805. The cash consideration expected to be paid for stock options attributable to services prior to the Sunrise Acquisition is estimated to approximate the fair value of these options and, accordingly, no portion of the cash consideration expected to be paid to the option holders has been reflected as compensation expense for purposes of these unaudited pro forma condensed combined financial statements.

The estimated purchase consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred may be upon the consummation of the Sunrise Acquisition.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

Assuming an acquisition date of July 4, 2015, the table below presents preliminary fair value estimates of the assets to be acquired and the liabilities to be assumed by SunOpta as a result of the Sunrise Acquisition, reconciled to the estimate of total purchase consideration. SunOpta will conduct a detailed valuation of all assets acquired and liabilities assumed as of the acquisition date, at which point the fair value of the assets acquired and liabilities assumed may differ materially from those presented below.

Cash and cash equivalents	$289
Accounts receivable	30,993
Inventories(1)	142,868
Prepaid expenses and other current assets(2)	1,918
Deferred income tax asset - current(3)	11,868
Property, plant and equipment(4)	48,372
Intangible assets(5)	165,000
Other long-term assets(2)	100
Bank indebtedness(6)	—
Accounts payable and accrued liabilities(7)	(78,766)
Current portion of long-term debt(6)	(775)
Long-term debt(6)	(4,665)
Deferred income tax liability - long-term(3)	(75,214)

Net identifiable assets acquired	241,988
Goodwill(8)	203,985
Non-controlling interest(9)	(2,186)

Total estimated purchase consideration	$443,787

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(1)	Includes a preliminary adjustment of $16.0 million to record Sunrise’s inventory at its estimated fair value. The assumptions as to the fair value of Sunrise’s inventory may change as SunOpta conducts, with the assistance of a third-party appraiser, a valuation of Sunrise’s inventory as of the consummation of the Sunrise Acquisition. The pro forma fair value adjustment to inventory is based on Sunrise’s inventory as of July 4, 2015, adjusted as follows:

•	Finished goods estimated at selling price less cost of sales, holding costs and a reasonable profit allowance;

•	Work in process estimated at selling price less cost of sales, outstanding production costs, holding costs and a reasonable profit allowance; and

•	Raw materials estimated at cost.

(2)	Reflects the elimination of the deferred financing costs related to Sunrise’s Senior Credit Facility, as the facility is expected to be terminated concurrently with the consummation of the Sunrise Acquisition.
(3)	Represents the estimated deferred income tax impact of the Sunrise Acquisition, based on an estimated combined U.S. federal and state statutory tax rate of 39.5%, multiplied by the estimated fair value adjustments for assets to be acquired, excluding goodwill. In addition, the net deferred income tax liability is reduced by the estimated tax benefits expected to be realized from the settlement of the Sunrise stock options and acquisition-related transaction costs. The pro forma adjustments to record the effect of deferred income taxes were computed as follows:

Estimated fair value adjustment for inventory	$16,000
Estimated fair value adjustment for property, plant and equipment	5,500
Estimated fair value adjustment for intangible assets	121,971

Total estimated fair value adjustments for assets to be acquired	143,471

Deferred income taxes related to the estimated fair value adjustments for assets to be acquired at 39.5% tax rate:
Inventory	(6,000)
Property, plant and equipment	(2,000)
Intangible assets	(48,000)

(56,000)

Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs	15,000
Sunrise’s historical deferred income tax asset	2,868
Sunrise’s historical deferred income tax liability	(25,214)

Estimated deferred income tax liability, net	$(63,346)

Consists of:
Deferred income tax asset - current	$11,868
Deferred income tax liability - long-term	(75,214)

Estimated deferred income tax liability, net	$(63,346)

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(4)	Includes a preliminary adjustment of $5.5 million to record Sunrise’s property, plant and equipment at an estimated fair value. The preliminary fair value estimate has been derived based on market evidence for real property and recent appraisals completed for personal property, as well as a review of the assets’ remaining useful lives, current replacement costs and disposal costs. The assumptions as to the fair value of Sunrise’s property, plant and equipment may change as SunOpta conducts, with the assistance of a third-party appraiser, a valuation of the assets following the consummation of the Sunrise Acquisition.
(5)	A preliminary fair value estimate of $165.0 million has been allocated to intangible assets acquired, primarily consisting of customer relationships. Amortization related to the fair value of the intangible assets, taken over an estimated weighted-average useful life of approximately 23 years, is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Key variables in determining the fair value of customer relationships are the estimated customer attrition rate and the percentage of revenue growth attributable to existing customers. Changes to either or both of these variables could have a significant impact on the customer relationships intangible assets’ values, and changes to the estimated customer attrition rate could have a significant impact on the estimated useful lives of these assets. The expected customer attrition rate assumed in the estimate of fair value for the customer relationships intangible assets was supported by an analysis of historical attrition of Sunrise’s customers and consideration of Sunrise’s amortization policy of previously acquired customer relationships, amortization policies adopted for acquired customer relationships by other companies in similar transactions, and the contractual terms between Sunrise and its customers. The percentage of revenue growth attributable to existing customers assumed in the estimate of fair value for the customer relationships intangible assets was supported by an analysis of Sunrise’s historical and forecasted revenue growth rates by customer. A decrease or increase of 1% in the projected customer attrition rate or a decrease or increase of 10% in the percentage of revenue growth attributable to existing customers may result in a fair value increase or decrease in the customer relationships intangible assets in the range of approximately $15 to $20 million. Such change would increase or decrease the related deferred tax liability by approximately $6 to $8 million, with a resulting decrease or increase to goodwill of approximately $9 to $12 million. The assumptions as to the fair value of Sunrise’s identifiable intangible assets (including assumptions regarding customer attrition and revenue growth attributable to existing customers), the composition of the assets and useful lives assigned to the assets may change as SunOpta completes, with the assistance of a third-party appraiser, the valuation activities in connection with the consummation of the Sunrise Acquisition.

(6)	Sunrise’s Senior Credit Facility is expected to be terminated concurrently with the consummation of the Sunrise Acquisition. Accordingly, borrowings under the line of credit facility of $31.3 million have been excluded from bank indebtedness, and borrowings under the term loan facility of $133.1 million have been excluded from long-term debt (including the current portion thereof).
(7)	Includes estimated acquisition-related transaction costs expected to be incurred by Sunrise in connection with the acquisition of $22.0 million, of which no amount was expensed in the two quarters ended July 4, 2015.
(8)	Goodwill is calculated as the difference between the preliminary estimate of the purchase consideration expected to be transferred to effect the Sunrise Acquisition and the preliminary values assigned to the assets to be acquired and liabilities to be assumed. Goodwill is not amortized. None of the goodwill is expected to be deductible for tax purposes.
(9)	For purposes of these unaudited pro forma condensed combined financial statements, the carrying value of Sunrise’s non-controlling interest in Opus Foods, Mexico S.A. de C.V., its 75%-owned Mexican subsidiary, is assumed to approximate fair value based on Sunrise’s acquisition and appraisal of this subsidiary in December 2014. This assumption may change as SunOpta conducts, with the assistance of a third-party appraiser, a valuation of the net assets of the subsidiary following the consummation of the Sunrise Acquisition.

6.	Reclassification Adjustments

Certain reclassifications have been made to the historical financial statements of Sunrise to conform to the financial statement presentation adopted by SunOpta. Reclassification adjustments described below to Sunrise’s historical financial statement presentation are included in the column under the heading “Reclassification Adjustments.”

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(a)	Reclassification of selling expenses to selling, general and administrative expenses.

(b)	Reclassification of general and administrative expenses of $13.9 million for the twelve months ended July 4, 2015, $14.8 million for the year ended January 3, 2015 and $7.2 million and $8.1 million for the two quarters ended July 4, 2015 and July 5, 2014, respectively, to selling, general and administrative expenses.

(c)	Reclassification of general and administrative expenses of $6.0 million for the twelve months ended July 4, 2015, $6.2 million for the year ended January 3, 2015 and $3.0 million and $3.1 million for the two quarters ended July 4, 2015 and July 5, 2014, respectively, to intangible asset amortization expense.

(d)	Reclassification of transaction and transition costs to other income/expense, net included in “Earnings from continuing operation before the following.”

(e)	Reclassification of other income/expense to other income/expense, net included in “Earnings from continuing operation before the following.”

(f)	Reclassification of grower loans to accounts receivable.

(g)	Reclassification of loan origination costs to other assets (current and long-term).

(h)	Reclassification of Sunrise’s line of credit to bank indebtedness.

(i)	Reclassification of accounts payable, accrued compensation and benefits, and accrued expenses to accounts payable and accrued liabilities.

(j)	Reclassification of capital lease obligations to long-term debt (including the current portion thereof).

7.	Pro Forma Adjustments

Pro forma adjustments described below are included in the column under the heading “Pro Forma Adjustments.”

(a)	To eliminate sales of raw material frozen fruit from Sunrise to SunOpta.

(b)	To adjust depreciation expense relating to the property, plant and equipment fair value increment, as follows:

	Twelve Months Ended	Year Ended January 3,	Two Quarters Ended
	July 4, 2015	2015	July 4, 2015	July 5, 2014
Estimated depreciation expense for fair value increment:
Machinery and equipment (estimated to be $5,500 over an estimated useful life of 10 years)	$550	$550	$275	$275

Adjustment	$550	$550	$275	$275

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(c)	To adjust amortization expense to eliminate Sunrise’s historical intangible asset amortization expense and to record the estimated amortization expense relating to the estimated fair value of Sunrise’s intangible assets, as follows:

	Twelve Months Ended	Year Ended January 3,	Two Quarters Ended
	July 4, 2015	2015	July 4, 2015	July 5, 2014
Eliminate Sunrise’s historical intangible asset amortization expense	$(6,045)	$(6,174)	$(2,958)	$(3,087)
Estimated amortization expense of acquired intangible assets (estimated to be $165,000 over an estimated weighted-average useful life of 23 years)	7,600	7,600	3,800	3,800

Adjustment	$1,555	$1,426	$842	$713

(d)	To eliminate acquisition-related transaction costs related specifically to the Sunrise Acquisition that were incurred by SunOpta in the two quarters ended July 4, 2015, as these costs do not have a continuing impact on the combined company’s financial results.

(e)	To record the following interest-related adjustments:

	Twelve Months Ended	Year Ended January 3,	Two Quarters Ended
	July 4, 2015	2015	July 4, 2015	July 5, 2014
Eliminate interest expense recorded by Sunrise related to the Senior Credit Facility(1)	$(8,164)	$(7,075)	$(4,179)	$(3,090)
Eliminate amortization of deferred financing costs by Sunrise related to the Senior Credit Facility(1)	(1,070)	(1,068)	(535)	(533)
Estimated interest expense related to the Notes(2)	26,400	26,400	13,200	13,200
Estimated amortization of deferred financing fees incurred related to the Notes Offering(2)	970	930	500	460
Estimated interest expense related to estimated borrowings under SunOpta’s North American credit facilities in connection with the Sunrise Acquisition(3)	1,300	1,300	650	650

Adjustment	$19,436	$20,487	$9,636	$10,687

(1)	Interest expense, including the amortization of related deferred financing costs, under Sunrise’s Senior Credit Facility will be eliminated as this facility is expected be repaid by SunOpta upon consummation of the Sunrise Acquisition.
(2)	For purposes of these unaudited pro forma condensed combined financial statements, the Notes are assumed to bear interest at a rate of 8.0% per annum. An estimated $8.5 million of financing costs are expected to be incurred by SunOpta in connection with the Notes Offering, which will be deferred and amortized over the estimated seven-year term of the Notes using the assumed effective interest method. Giving effect to the amortization of the deferred financing costs, the effective interest rate for the Notes is estimated to be approximately 8.5% per annum. The estimated annual interest expense related to the Notes would increase or decrease by approximately $0.4 million for each 0.125% change in the estimated interest rate.
(3)	The estimated interest rate on incremental borrowings under SunOpta’s North American credit facilities is approximately 2.0% per annum.

(f)	To record an estimate of the income tax impacts of the foregoing pro forma adjustments on earnings from continuing operations before income taxes. An estimated combined U.S. federal and state statutory tax rate of 39.5% has been used. The effective tax rate of the combined company could be significantly different from the tax rate assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of reasons, including available tax credits and deductions. SunOpta and Sunrise have assumed that their remaining net deferred tax assets presented in the unaudited pro forma condensed combined balance sheet as of July 4, 2015 will be utilized based on reversing temporary differences, expected future income and, if necessary, available tax planning strategies.

(g)	To eliminate accounts receivable/accounts payable balances between SunOpta and Sunrise as of July 4, 2015.

(h)

To adjust inventory as of July 5, 2014 to an estimate of fair value. The combined company’s cost of goods sold will reflect the increased valuation of Sunrise’s inventory as the inventory acquired in the Sunrise Acquisition is sold, which

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

is expected to occur within the first year post-acquisition. Because there is no continuing impact of the acquired inventory adjustment on the combined operating results, it is not included in the unaudited pro forma condensed combined consolidated statements of operations.

(i)	To adjust prepaid expenses and other current assets to eliminate deferred financing costs related to Sunrise’s Senior Credit Facility.

(j)	To adjust the deferred income tax asset balance to reflect the impact of the Sunrise Acquisition, as follows:

Estimated tax benefits related to Sunrise’s deductible stock option and acquisition-related transaction costs	$15,000
Estimated deferred income taxes related to equity and bridge financing costs and acquisition-related transaction costs expected to be incurred by SunOpta	5,000
Estimated deferred income taxes related to the adjustment to record inventory at estimated fair value	(6,000)

Adjustment	$14,000

(k)	To adjust property, plant and equipment to an estimate of fair value, as follows:

Eliminate Sunrise’s historical property, plant and equipment	$(42,872)
Estimated fair value of property, plant and equipment acquired	48,372

Adjustment	$5,500

(l)	To adjust goodwill to an estimate of goodwill following the Sunrise Acquisition, as follows:

Eliminate Sunrise’s historical goodwill	$(50,907)
Estimated goodwill following the Sunrise Acquisition	203,985

Adjustment	$153,078

(m)	To adjust intangible assets to an estimate of fair value, as follows:

Eliminate Sunrise’s historical intangible assets	$(43,029)
Estimated fair value of intangible assets acquired	165,000

Adjustment	$121,971

(n)	To adjust other long-term assets, as follows:

Eliminate deferred financing costs related to Sunrise’s Senior Credit Facility	$(2,679)
Estimated deferred financing costs related to the Notes Offering	8,500

Adjustment	$5,821

(o)	To record the repayment of outstanding amounts under the revolving line of credit facility under Sunrise’s Senior Credit Facility and to record estimated borrowings under SunOpta’s North American credit facilities in connection with the Sunrise Acquisition, as follows:

Repayment of revolving line of credit facility under Sunrise’s Senior Credit Facility	$(31,333)
Estimated borrowings under SunOpta’s North American credit facilities	65,467

Adjustment	$34,134

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(p)	To record estimated acquisition-related transaction costs to be incurred by Sunrise and cash settlement of those costs by SunOpta in connection with the Sunrise Acquisition, as follows:

Estimated acquisition-related transaction costs to be incurred by Sunrise	$22,000
Estimated cash settlement of Sunrise’s acquisition-related transaction costs	(22,000)

Adjustment	$—

(q)	To record the repayment of the current portion of the term loan facility under Sunrise’s Senior Credit Facility.

(r)	To record the repayment of the long-term portion of the term loan facility under Sunrise’s Senior Credit Facility and to record the estimated gross proceeds from the Notes Offering, as follows:

Repayment of term loan facility under Sunrise’s Senior Credit Facility	$(131,770)
Estimated gross proceeds from the Notes Offering	330,000

Adjustment	$198,230

(s)	To adjust the deferred income tax liability balance to reflect the impact of the Sunrise Acquisition, as follows:

Estimated deferred income taxes related to the estimated fair value adjustment for property, plant and equipment to be acquired	$2,000
Estimated deferred income taxes related to the estimated fair value adjustment for intangible assets to be acquired	48,000

Adjustment	$50,000

(t)	To eliminate Sunrise’s common stock, at par value, and to record the estimated gross proceeds from the Common Stock Offering, net of estimated equity issuance costs, as follows:

Eliminate Sunrise’s common stock	$(8)
Estimated gross proceeds from the Common Stock Offering	100,020
Estimated equity issuance costs related to the Common Stock Offering, net of tax of $1,200	(4,800)

Adjustment	$95,212

(u)	To eliminate Sunrise’s historical additional paid-in capital.

(v)	To eliminate Sunrise’s historical retained earnings and to record the estimated deferred financing costs related to the Bridge Facilities and acquisition-related transaction costs expected to be incurred by SunOpta, as follows:

Eliminate Sunrise’s historical retained earnings	$(6,010)
Estimated deferred financing costs related to the Bridge Facilities, net of tax of $2,000(1)	(5,000)
Estimated acquisition-related transaction costs to be incurred by SunOpta, net of tax of $1,800(2)	(6,400)

Adjustment	$(17,410)

(1)	Financing costs incurred in connection with the Bridge Facilities will be deferred and amortized over the estimated term of the bridge financing. For purposes of these unaudited pro forma condensed combined financial statements, the term of the Bridge Facilities is assumed to expire with the consummation of the Common Stock Offering and Notes Offering. Because the financing costs incurred in connection with the Bridge Facilities are not expected to have a continuing impact on the combined company’s results, the amount was recorded as a decrease to retained earnings.
(2)	Total acquisition-related transaction costs to be incurred by SunOpta are estimated to be approximately $8.5 million, of which $0.3 million was incurred and expensed in the two quarters ended July 4, 2015. Because the acquisition-related transaction costs are not expected to have a continuing impact on the combined company’s results, the amount was recorded as a decrease to retained earnings.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar amounts expressed in thousands of U.S. dollars)

(w)	To eliminate Sunrise’s historical accumulated other comprehensive loss.

(x)	To record the cash impact of foregoing pro forma adjustments:

Estimated gross proceeds from the Notes Offering	$330,000
Estimated gross proceeds from the Common Stock Offering	100,020
Estimated borrowings under SunOpta’s North American credit facilities	65,467
Total estimated purchase consideration to acquire Sunrise (see note 4)	(443,787)
Estimated deferred financing costs related to the Notes Offering	(8,500)
Estimated equity issuance costs related to the Common Stock Offering	(6,000)
Estimated deferred financing costs related to the Bridge Facilities	(7,000)
Estimated acquisition-related transaction costs to be incurred by SunOpta	(8,200)
Estimated cash settlement of Sunrise’s acquisition-related transaction costs	(22,000)

Adjustment	$—

8.	Results of Discontinued Operations

Pro forma combined earnings from continuing operations attributable to controlling interests presented in the unaudited pro forma condensed combined statements of operations exclude the results of discontinued operations included in SunOpta’s historical financial statements for the year ended January 3, 2015 and the two quarters ended July 4, 2015 and July 5, 2014. The following table presents a reconciliation of pro forma combined earnings from continuing operations attributable to controlling interests to pro forma combined earnings attributable to controlling interests including the results of discontinued operations as reported in SunOpta’s historical financial statements for the periods presented.

	Twelve Months Ended July 4, 2015	Year Ended January 3, 2015	Two Quarters Ended
			July 4, 2015	July 5, 2014
Pro forma combined earnings (loss) from continuing operations attributable to controlling interests	$(4,498)	$7,417	$2,289	$14,204
Earnings (loss) from discontinued operations, net of income taxes	1,556	1,754	(134)	64

Pro forma combined earnings (loss) attributable to controlling interests	$(2,942)	$9,171	$2,155	$14,268

SUMMARY FINANCIAL DATA

Summary Historical and Pro Forma Financial Data of SunOpta

The following table shows summary historical and pro forma consolidated financial and operating data for SunOpta for the periods and as of the dates presented. The following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes incorporated herein by reference. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2015.

The summary historical consolidated financial information as of January 3, 2015 and December 28, 2013 and for each of the three years ended January 3, 2015 has been derived from, and should be read together with, the our audited historical consolidated financial statements and the accompanying notes. The summary historical consolidated financial information as of July 4, 2015 and for each of the two quarters ended July 4, 2015 and July 5, 2014 has been derived from, and should be read together with, the our unaudited historical consolidated financial statements and the accompanying notes.

The summary unaudited pro forma condensed combined financial information as of and for the two quarters ended July 4, 2015 and for the two quarters ended July 5, 2014 and the year ended January 3, 2015 have been derived by giving pro forma effect to the consummation of the Transactions as if they had occurred on December 29, 2013, in the case of the statement of operations data, and on July 4, 2015, in the case of the balance sheet data. The unaudited pro forma condensed combined statement of operations for the twelve months ended July 4, 2015 has been derived from the unaudited pro forma condensed combined statements of operations for the year ended January 3, 2015 and for the two quarters ended July 4, 2015 and July 5, 2014. The pro forma statement of operations data for the twelve months ended July 4, 2015 has been calculated by subtracting the data for the two quarters ended July 5, 2014 from the data for the year ended January 3, 2015 and adding the data for the two quarters ended July 4, 2015.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of our financial position or our results of operations had the Transactions actually occurred on the given date, nor is such unaudited pro forma condensed combined financial information necessarily indicative of the operating results to be expected for any future period. A number of factors may affect our results.

(in thousands of U.S. dollars)	Pro Forma Twelve Months Ended July 4, 2015	Pro Forma Two Quarters Ended		Two Quarters Ended		Pro Forma Year Ended January 3, 2015	Year Ended
		July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014		January 3, 2015	December 28, 2013	December 29, 2012
Consolidated Statements of Operations Data:
Revenues	$1,476,156	$754,896	$775,363	$610,674	$649,954	$1,496,623	$1,242,600	$1,140,095	$1,043,543
SunOpta Foods(1)	1,346,958	695,765	705,575	551,543	580,166	1,356,768	1,102,745	998,660	916,892
Opta Minerals	129,198	59,131	69,788	59,131	69,788	139,855	139,855	141,435	126,651
Cost of goods sold	1,304,406	668,645	674,468	544,072	570,914	1,310,229	1,099,306	1,014,493	918,940

Gross profit	$171,750	$86,251	$100,895	$66,602	$79,040	$186,394	$143,294	$125,602	$124,603
Selling, general and administrative expenses	110,446	55,216	57,887	46,126	47,876	113,117	94,609	84,762	77,708
Intangible asset amortization	11,969	6,126	6,011	2,326	2,211	11,854	4,254	4,709	4,900
Other expense (income), net	6,171	2,420	(4,948)	2,132	(1,004)	(1,197)	2,494	6,577	1,946
Goodwill impairment	10,975	—	—	—	—	10,975	10,975	3,552	—
Foreign exchange (gain) loss	(2,001)	(1,001)	223	(1,001)	223	(777)	(777)	(1,606)	(1,047)

Earnings from continuing operations before the following	$34,190	$23,490	$41,722	$17,019	$29,734	$52,422	$31,739	$27,608	$41,096
Interest expense, net	37,506	19,620	18,760	4,916	4,158	36,646	7,764	7,860	9,333
Impairment loss on investment	8,441	—	—	—	—	8,441	8,441	21,495	—

(Loss) earnings from continuing operations before income taxes	$(11,757)	$3,870	$22,962	$12,103	$25,576	$7,335	$15,534	$(1,747)	$31,763
(Recovery of) provision for income taxes	(770)	3,037	8,489	6,380	10,023	4,682	8,903	7,439	9,498

(Loss) earnings from continuing operations	$(10,987)	$833	$14,473	$5,723	$15,553	$2,653	$6,631	$(9,186)	$22,265
Loss (earnings) attributable to non-controlling interests	$6,489	$1,456	(269)	$1,694	$(269)	$4,764	$4,716	$490	$(1,543)

(Loss) earnings from continuing operations attributable to SunOpta Inc.	$(4,498)	$2,289	$14,204	$7,417	$15,284	$7,417	$11,347	$(8,696)	$20,722

Consolidated Statements of Cash Flows Data:
Net cash flows (used in) provided by operating activities—continuing operations				$(16,630)	$20,848		$25,017	$32,580	$29,446
Net cash flows (used in) provided by operating activities—discontinued operations				(134)	(262)		(202)	(2,528)	1,531

				$(16,764)	$20,586		$24,815	$30,052	$30,977

(in thousands of U.S. dollars, except ratios)	Pro Forma Twelve Months Ended July 4, 2015	Pro Forma Two Quarters Ended		Two Quarters Ended		Pro Forma Year Ended January 3, 2015	Year Ended
		July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014		January 3, 2015	December 28, 2013	December 29, 2012
Consolidated Statement of Cash Flows Data (continued):
Net cash flows used in investing activities—continuing operations				$(28,695)	$(8,305)		$(14,970)	$(30,920)	$(60,292)
Net cash flows provided by (used in) investing activities—discontinued operations				—	262		37,058	(2,081)	10,545

				$(28,695)	$(8,043)		$22,088	$(33,001)	$(49,747)

Net cash flows provided by (used in) financing activities—continuing operations				$39,880	$(14,343)		$(45,661)	$4,495	$23,167

Balance Sheet Data (as of period end):
Cash and cash equivalents		$4,675		$4,386			$9,938	$8,537
Total assets		$1,318,392		$699,923			$640,950	$705,935
Total debt(2)		$558,794		$157,887			$131,265	$190,861
Non-controlling interests		$12,987		$10,801			$12,639	$17,308
Total equity		$449,725		$363,719			$353,328	$342,612

Other Financial Data:
SunOpta Foods Adjusted EBITDA(3)	$84,763	$42,968	$52,441	$29,295	$35,453	$94,236	$61,244	$48,049	$47,895
SunOpta Foods Run-Rate Adjusted EBITDA(3)	$111,857
SunOpta Foods total debt(4)	$513,620
Ratio of SunOpta Foods first lien debt/ SunOpta Foods Run-Rate Adjusted EBITDA(3)(4)	1.6x
Ratio of SunOpta Foods total debt/ SunOpta Foods Run-Rate Adjusted EBITDA(3)(4)	4.6x
Ratio of SunOpta Foods Run-Rate Adjusted EBITDA/SunOpta Foods interest expense(3)(4)	3.4x

(1)	We reported revenue for SunOpta Foods in the year ended January 3, 2015 of $1,102.7 million compared to $998.7 million in the year ended December 28, 2013, resulting in an increase of $104.0 million, or 10.4%. Changes in foreign exchange rates caused a decline in fiscal 2014 revenue of approximately $0.2 million. Lower commodity-related pricing caused a decline in fiscal 2014 revenue of approximately $28.1 million. An additional week of sales in fiscal 2014 led to an increase in fiscal 2014 revenue of approximately $21.3 million. Product rationalizations and other changes caused a decrease in fiscal 2014 revenue of approximately $6.3 million. Excluding the impact of these items affecting revenue from the fiscal period indicated, revenue grew 11.8% in fiscal 2014 compared to fiscal 2013.

We reported revenue for SunOpta Foods in the two quarters ended July 4, 2015 of $551.5 million compared to $580.2 million in the two quarters ended July 5, 2014, a decrease of $28.7 million, or 4.9%. Changes in foreign exchange rates caused a decline in first half fiscal 2015 revenue of approximately $18.8 million. Lower commodity-related pricing caused a decline in first half fiscal 2015 revenue of approximately $5.1 million. An additional week of sales in fiscal 2014 led to an increase in revenue in the first half of 2014 of approximately $21.3 million. Product rationalizations and other changes caused a decrease in first half fiscal 2015 revenue of approximately $2.2 million. Excluding the impact of these items affecting revenue from the fiscal period indicated, revenue grew 3.2% in the first half of fiscal 2015 compared to the first half of fiscal 2014.

(2)	Total debt as of July 4, 2015 (both pro forma and historical), January 3, 2015 and December 28, 2013, includes $44.7 million, $47.6 million and $57.8 million, respectively, of borrowings outstanding under the Opta Minerals credit facilities. The Opta Minerals credit facilities are specific to the operations of Opta Minerals and are without recourse to SunOpta Inc. and its subsidiaries (excluding Opta Minerals). Total debt also includes lease obligations specific to the operations of Opta Minerals. Under the Indenture, our subsidiaries that make up Opta Minerals will be unrestricted subsidiaries.

Our management believes that presenting revenue growth in this manner assists investors in comparing our revenue growth across reporting periods on a consistent basis by excluding items that are not indicative of our core performance.

(3)	See “—Non-GAAP Financial Measures” below.

(4)	SunOpta Foods total debt and first lien debt excludes $44.7 million of borrowings outstanding under the Opta Minerals credit facilities as of July 4, 2015. SunOpta Foods interest expense excludes $4.9 million of interest expense incurred on borrowings outstanding under the Opta Minerals credit facilities over the twelve months ended July 4, 2015. The Opta Minerals credit facilities are specific to the operations of Opta Minerals and are without recourse to SunOpta Inc. and its subsidiaries (excluding Opta Minerals). SunOpta Foods total debt also excludes $0.4 million of lease obligations specific to the operations of Opta Minerals. Under the Indenture, our subsidiaries that make up Opta Minerals will be unrestricted subsidiaries.

Non-GAAP Financial Measures

Our management uses a variety of financial and operating measures to analyze operating segment performance. To supplement our financial information presented in accordance with U.S. GAAP, our management uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future. These non-GAAP financial measures include segment operating income, EBITDA, Adjusted EBITDA, SunOpta Foods EBITDA, SunOpta Foods Adjusted EBITDA, SunOpta Foods Run-Rate Adjusted EBITDA and adjusted earnings, and we believe they are important measures in assessing our operating results and profitability.

We believe that these non-GAAP financial measures assist investors in comparing our financial performance across reporting periods on a consistent basis by excluding items that are not indicative of our core operating performance. However, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with U.S. GAAP. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

EBITDA and Adjusted EBITDA

When reviewing the results of our operating segments, our management reviews segment operating income, EBITDA and Adjusted EBITDA to assess performance and allocate resources. Segment operating income excludes other income/expense items and goodwill impairment losses. In addition, interest expense, impairment loss on investment and provisions for income taxes are not allocated to the operating segments. We define “segment operating income” as “earnings (loss) from continuing operations before the following,” excluding the impact of other income/expense items and goodwill impairments. We define “EBITDA” as segment operating income plus depreciation and amortization and “Adjusted EBITDA” as EBITDA plus non-cash stock compensation expense. The following is a tabular presentation of segment operating income, EBITDA and Adjusted EBITDA, including a reconciliation to earnings (loss) from continuing operations, which we believe to be the most directly comparable U.S. GAAP financial measure:

(in thousands of U.S. dollars)	Pro Forma Twelve Months Ended July 4, 2015	Pro Forma Two Quarters Ended		Two Quarters Ended		Pro Forma Year Ended January 3, 2015	Year Ended
		July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014		January 3, 2015	December 28, 2013	December 29, 2012
(Loss) earnings from continuing operations	$(10,987)	$833	$14,473	$5,723	$15,553	$2,653	$6,631	$(9,186)	$22,265
(Recovery of) provision for income taxes	(770)	3,037	8,489	6,380	10,023	4,682	8,903	7,439	9,498
Impairment loss on investment	8,441	—	—	—	—	8,441	8,441	21,495	—
Interest expense, net	37,506	19,620	18,760	4,916	4,158	36,646	7,764	7,860	9,333

Earnings (loss) from continuing operations before the following	$34,190	$23,490	$41,722	$17,019	$29,734	$52,422	$31,739	$27,608	$41,096
Other expense (income), net	6,171	2,420	(4,948)	2,132	(1,004)	(1,197)	2,494	6,577	1,946
Goodwill impairment	10,975	—	—	—	—	10,975	10,975	3,552	—

Total segment operating income	$51,336	$25,910	$36,774	$19,151	$28,730	$62,200	$45,208	$37,737	$43,042
Depreciation and amortization	33,497	17,006	16,744	10,962	10,858	33,235	21,850	20,530	18,393

EBITDA	$84,833	$42,916	$53,518	$30,113	$39,588	$95,435	$67,058	$58,267	$61,435
Stock compensation expense	5,577	2,631	2,147	2,239	1,805	5,093	4,401	3,255	2,753
Additional Sunrise Adjusted EBITDA items(1)	1,685	478	2,716	—	—	3,923	—	—	—

Adjusted EBITDA	$92,095	$46,025	$58,381	$32,352	$41,393	$104,451	$71,459	$61,522	$64,188

(1)	Represents (a) an adjustment to add back the increase in Sunrise’s costs associated with acquired inventory recorded at fair value in connection with the application of purchase accounting in prior acquisitions, (b) an accrual for settlement of a legal matter, (c) sponsor management fees paid by Sunrise to its current owner and (d) certain consulting and professional fees. Following the Sunrise Acquisition, we expect that any future expenses of the type specified in (b) through (d) would be recorded in “other expense (income), net” in our consolidated statements of operations.

SunOpta Foods EBITDA, SunOpta Foods Adjusted EBITDA and SunOpta Foods Run-Rate Adjusted EBITDA

When reviewing the operating results of our core SunOpta Foods business excluding results from our non-core Opta Minerals business, management uses SunOpta Foods EBITDA and SunOpta Foods Adjusted EBITDA. SunOpta Foods EBITDA, SunOpta Foods Adjusted EBITDA and SunOpta Foods Run-Rate Adjusted EBITDA are presented solely to allow investors to more fully understand how we assess the financial performance of our SunOpta Foods business. We are also presenting SunOpta Foods Run-Rate Adjusted EBITDA because it will be used in certain covenants in the Indenture. SunOpta Foods EBITDA, SunOpta Foods Adjusted EBITDA and SunOpta Foods Run-Rate Adjusted EBITDA are not, and should not be viewed as, substitutes for earnings prepared under U.S. GAAP.

We define “SunOpta Foods EBITDA” as EBITDA less EBITDA from Opta Minerals (calculated in accordance with our definition of EBITDA), “SunOpta Foods Adjusted EBITDA” as Adjusted EBITDA less Adjusted EBITDA from Opta Minerals (calculated in accordance with our definition of Adjusted EBITDA) and “SunOpta Foods Run-Rate Adjusted EBITDA” as SunOpta Foods Adjusted EBITDA plus certain facilities start-up and retrofitting costs, the annualized effect of the Citrusource and Opus Foods, Mexico S.A. de C.V. (“Opus”) acquisitions and new contracts, as well as the effect of contract price increases, and synergies we expect to realize within twelve months of the closing of the Sunrise Acquisition. The following is a tabular reconciliation of SunOpta Foods EBITDA, SunOpta Foods Adjusted EBITDA and SunOpta Foods Run-Rate Adjusted EBITDA to EBITDA, Adjusted EBITDA and SunOpta Foods Adjusted EBITDA, respectively, for each of which we have provided a reconciliation to earnings (loss) from continuing operations above:

(in thousands of U.S. dollars)	Pro Forma Twelve Months Ended July 4, 2015	Pro Forma Two Quarters Ended		Two Quarters Ended		Pro Forma Year Ended January 3, 2015	Year Ended
		July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014		January 3, 2015	December 28, 2013	December 29, 2012
EBITDA	$84,833	$42,916	$53,518	$30,113	$39,588	$95,435	$67,058	$58,267	$61,435
Opta Minerals EBITDA(1)	6,876	2,845	5,689	2,845	5,689	9,720	9,720	12,988	15,793

SunOpta Foods EBITDA	$77,957	$40,071	$47,829	$27,268	$33,899	$85,715	$57,338	$45,279	$45,642

Adjusted EBITDA	$92,095	$46,025	$58,381	$32,352	$41,393	$104,451	$71,459	$61,522	$64,188
Opta Minerals Adjusted EBITDA(1)	7,332	3,057	5,940	3,057	5,940	10,215	10,215	13,473	16,293

SunOpta Foods Adjusted EBITDA	$84,763	$42,968	$52,441	$29,295	$35,453	$94,236	$61,244	$48,049	$47,895

Additional run rate adjustments:
Facilities start-up and retrofitting costs(2)	7,604
Annualized effect of Citrusource and Opus acquisitions(3)	5,081
Annualized effect of committed minimum food service contract(4)	3,306
New business and contract price increases(5)	4,103
Synergies projected to be realized within twelve months(6)	7,000

SunOpta Foods Run-Rate Adjusted EBITDA	$111,857

(1)	We define “Opta Minerals Adjusted EBITDA” as Opta Minerals EBITDA plus non-cash stock compensation expense. We define “Opta Minerals EBITDA” as Opta Minerals segment operating income plus depreciation and amortization. We define “Opta Minerals segment operating income” (as used in the table below) as “earnings (loss) from continuing operations before the following” of Opta Minerals plus other income/expense items and goodwill impairments. In addition, Opta Minerals segment operating income excludes provision for income taxes and interest expense and income amounts. The following is a tabular presentation of Opta Minerals segment operating income, Opta Minerals EBITDA and Opta Minerals Adjusted EBITDA, including a reconciliation to earnings (loss) from continuing operations of Opta Minerals, which we believe to be the most directly comparable U.S. GAAP financial measure:

(in thousands of U.S. dollars)	Pro Forma Twelve Months Ended July 4, 2015	Pro Forma Two Quarters Ended		Two Quarters Ended		Pro Forma Year Ended January 3, 2015	Year Ended
		July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014		January 3, 2015	December 28, 2013	December 29, 2012
(Loss) earnings from continuing operations	$(17,916)	$(5,005)	$99	$(5,005)	$99	$(12,812)	$(12,812)	$(603)	$5,457
(Recovery of) provision for income taxes	(2,574)	974	402	974	402	(3,146)	(3,146)	(984)	417
Interest expense, net	4,855	2,848	1,814	2,848	1,814	3,821	3,821	3,644	3,013

Earnings (loss) from continuing operations before the following	$(15,635)	$(1,183)	$2,315	$(1,183)	$2,315	$(12,137)	$(12,137)	$2,057	$8,887
Other expense (income), net	5,783	1,391	281	1,391	281	4,673	4,673	1,122	1,175
Goodwill impairment	10,975	—	—	—	—	10,975	10,975	3,552	—

Opta Minerals segment operating income	$1,123	$208	$2,596	$208	$2,596	$3,511	$3,511	$6,731	$10,062
Depreciation and amortization	5,753	2,637	3,093	2,637	3,093	6,209	6,209	6,257	5,731

Opta Minerals EBITDA	$6,876	$2,845	$5,689	$2,845	$5,689	$9,720	$9,720	$12,988	$15,793
Stock compensation expense	456	212	251	212	251	495	495	485	500

Opta Minerals Adjusted EBITDA	$7,332	$3,057	$5,940	$3,057	$5,940	$10,215	$10,215	$13,473	$16,293

(2)	Reflects approximately $6.2 million of costs relating to the retrofitting of SunOpta’s premium juice operations in San Bernardino, California incurred to accommodate the needs of certain significant customers. The remainder relates to start-up costs incurred in connection with the (a) addition of aseptic beverage processing and filling capabilities at our Allentown, Pennsylvania facility ($0.7 million) and (b) our Crown of Holland cocoa processing facility in Middenmeer, Noord, The Netherlands ($0.7 million). Although costs relating to retrofitted existing facilities or the start-up of new facilities are part of our ongoing operations, we have added back these costs because we do not believe they are representative of the costs we would typically incur in the ordinary course of business in a given twelve-month period.

(3)

Approximately $3.0 million reflects the estimated effect that our March 2015 acquisition of Citrusource would have had on SunOpta Foods Adjusted EBITDA if that acquisition had been completed on July 6, 2014. Approximately $2.1 million reflects the estimated effect that Sunrise’s December 2014 acquisition of Opus would have had on SunOpta Foods Adjusted EBITDA if that acquisition had been completed on July 6, 2014, including $0.7 million as a result of the utilization of additional capacity at a facility in Kansas

City acquired as part of Sunrise’s acquisition of Pacific Ridge Farms, LLC (“Pacific Ridge”) in January 2014. However, these amounts are not necessarily indicative of the contribution of Citrusource and Opus to our business in future periods.

(4)	Reflects the estimated effect that a recent food service contract entered into by Sunrise ($1.5 million), assuming the minimum purchases required under that contract and the utilization of a newly-installed high speed form, fill and seal cup line related to that contract that was completed in April 2015 ($1.8 million), would have had on SunOpta Foods Adjusted EBITDA, assuming the contract had gone into effect and the production line had begun to be used on July 6, 2014. However, our estimates may not be indicative of the profits we may earn from this contract and production line in future periods.

(5)	Reflects the estimated effect that the introduction of new stock-keeping units (“SKUs”) or higher sales of certain SKUs to existing national retail customers during fiscal 2015 ($1.7 million) and the estimated effect that increased pricing passed through to certain food service customers ($2.4 million) would have had on SunOpta Foods Adjusted EBITDA, assuming this new business and those price increases had been in effect beginning on July 6, 2014. However, we and Sunrise enter into new business, introduce new SKUs and negotiate price increases in the ordinary course of business, and we cannot predict the effect of these activities on our SunOpta Foods Adjusted EBITDA in future periods.

(6)	We currently expect to realize approximately $10 million in estimated run-rate cost synergies from the Sunrise Acquisition over the next three years. Approximately $7 million of such synergies are projected to be realized within the next twelve months, including approximately $6 million relating to the use of SunOpta’s capabilities to source products directly from growers, rather than through Sunrise’s use of brokers, and approximately $1 million relating to back-office consolidation. However, we may not be successful in achieving these synergies within this period, or at all.

Adjusted Earnings

When assessing our financial performance, management uses adjusted earnings as an internal measure that excludes (1) loss (earnings) from discontinued operations and gain on sale of discontinued operations, (2) loss (earnings) from our non-core Opta Minerals business, (3) any impairment loss on investment and (4) other expense (income) items related to our core SunOpta Foods business. We believe that the identification of these items enhances an analysis of the financial performance of our SunOpta Foods business when comparing those operating results between periods, as we do not consider these items to be reflective of our strategic focus on investing in our SunOpta Foods business.

We believe that investors’ understanding of the financial performance of our core SunOpta Foods business is enhanced by disclosing the specific items that we exclude from earnings attributable to SunOpta Inc. to compute adjusted earnings. However, adjusted earnings is not, and should not be viewed as, a substitute for earnings prepared under U.S. GAAP. Adjusted earnings is presented solely to allow investors to more fully understand how we assess the financial performance of our SunOpta Foods business.

The following table presents a reconciliation of adjusted earnings to earnings (loss) attributable to SunOpta Inc., which we consider to be the most directly comparable U.S. GAAP financial measure:

(in thousands of U.S. dollars)	Pro Forma Twelve Months Ended July 4, 2015	Pro Forma Two Quarters Ended		Two Quarters Ended		Pro Forma Year Ended January 3, 2015	Year Ended
		July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014		January 3, 2015	December 28, 2013	December 29, 2012
(Loss) earnings from continuing operations attributable to SunOpta Inc.	$(4,498)	$2,289	$14,204	$7,417	$15,284	$7,417	$11,347	$(8,696)	$20,722
Adjusted for:
Loss (earnings) from non-core Opta Minerals business	11,332	3,333	(51)	3,333	(51)	7,948	7,948	300	(3,605)
Impairment loss on investment	8,441	—	—	—	—	8,441	8,441	21,495	—
Other expense (income)(1)	283	691	(3,373)	493	(769)	(3,781)	(1,294)	3,328	569

Adjusted earnings	$15,558	$6,313	$10,780	$11,243	$14,464	$20,025	$26,442	$16,427	$17,686

(1)	Other expense for the pro forma twelve months ended July 4, 2015 is net of taxes of $0.1 million. Other expense (income) for the pro forma two quarters ended July 4, 2015 and July 5, 2014 and the pro forma year ended January 3, 2015 is net of taxes of $0.3 million, $(1.9 million) and $(2.1 million), respectively. Other expense (income) for the two quarters ended July 4, 2015 and July 5, 2014 is net of taxes of $0.2 million and $(0.5 million), respectively. Other expense (income) for the years ended January 3, 2015, December 28, 2013 and December 29, 2012 is net of taxes of $(0.9 million), $2.2 million and $0.2 million, respectively.